Exhibit 10.53

Grant No.

☐	Participant’s Copy

☐	Company’s Copy

ARBITRON INC.

2008 EQUITY COMPENSATION PLAN

DIRECTOR STOCK UNIT AGREEMENT

To                     :

Arbitron Inc. (the “Company”) has granted you (the “Grant”) either Restricted Stock Units (“RSUs”) or Deferred Stock Units (“DSUs”) as set forth on Exhibit A to this Agreement (the “Units”) under its 2008 Equity Compensation Plan (the “Plan”).

The Grant is subject in all respects to the applicable provisions of the Plan. This Agreement does not cover all of the rules that apply to the Grant under the Plan, and the Plan defines any capitalized terms in this Agreement that this Agreement does not define.

In addition to the Plan’s terms and restrictions, the following terms and restrictions apply:

Vesting Schedule	[USE FOR THE INITIAL GRANT: The Grant vests in three equal installments over a three-year period such that one-third of the Grant will be scheduled to vest on the first anniversary of the Grant Date set forth on Exhibit A, one-third will be scheduled to vest on the second anniversary of the Grant Date, and the final one-third will be scheduled to vest on the third anniversary of the Grant Date (each such date referred to herein as a “Vesting Date”), in each case subject to your remaining a director through the applicable Vesting Date.]

[USE FOR THE ANNUAL GRANT: The Grant will be scheduled to vest in one installment on the first anniversary of the Grant Date set forth on Exhibit A (the “Vesting Date”) subject to your remaining a director through the applicable Vesting Date. Notwithstanding the foregoing, if you terminate your service as a director voluntarily for any reason or the Company terminates your service as a director for any reason other than Cause, you will vest in a pro-rata portion of the Grant as of the date of your termination and such date shall be deemed the “Vesting Date” for purposes of this Agreement. The pro-rated amount described in the preceding sentence will be determined by multiplying the total number of Units subject to the Grant by a fraction the numerator of which is the number of calendar days that have elapsed since the Grant Date up to the date of your termination as a director and the denominator of which is 365. For this purpose, “Cause” will mean (i) dishonesty, fraud, misrepresentation, theft, embezzlement or injury or attempted injury, in each case related to the Company or any Subsidiary, (ii) any unlawful or criminal activity of a serious nature, (iii) any breach of duty, habitual neglect of duty or unreasonable job performance, or (iv) any material breach of any employment, service, confidentiality or noncompete agreement entered into with the Company or any Subsidiary.]

[USE FOR GRANTS MADE IN LIEU OF ANNUAL RETAINER AND MEETING FEES: The Grant is one hundred percent (100%) vested as of the Grant Date set forth on Exhibit A (the “Vesting Date”).]

Distribution Date	You will receive a distribution of shares (the “Shares”) of Company common stock (“Common Stock”) equivalent to the vested portion of your Units as indicated on Exhibit A, the “Distribution Date,” subject to any overriding provisions in the Plan.

Limited Status	You understand and agree that the Company will not consider you a shareholder for any purpose with respect to the Shares, unless and until the Shares have been issued to you on the Distribution Date(s). You will, however, receive dividend equivalents (“Dividend Equivalent Rights”) with respect to the Units, measured using the Shares they represent, with the amounts convertible into full or fractional additional Units based on dividing the dividends by the Fair Market Value (as defined in the Plan) as of the date of dividend distribution and holding the resulting additional Units for distribution as provided for the other Units.

Voting	Units cannot be voted. You may not vote the Shares unless and until the Shares are distributed to you.

Transfer Restrictions	You may not sell, assign, pledge, encumber, or otherwise transfer any interest (“Transfer”) in the Shares until the Shares are distributed to you.

Any attempted Transfer that precedes the Distribution Date for such Shares is invalid.

Additional Conditions to Receipt

The Company may postpone issuing and delivering any Shares for so long as the Company determines to be advisable to satisfy the following:

its completing or amending any securities registration or qualification of the Shares or its or your satisfying any exemption from registration under any Federal or state law, rule, or regulation;

its receiving proof it considers satisfactory that a person or entity seeking to receive the Shares after your death is entitled to do so;

your complying with any requests for representations under the Grant and the Plan; and

its or your complying with any federal, state, or local tax withholding obligations.

Taxes and Withholding	The Units are not taxable to you until you actually receive Shares on or around each Distribution Date. You will then owe taxes at ordinary income tax rates as of each Distribution Date at the Shares’ value.

If you become employed by the Company before a Distribution Date, the Company will be required to withhold (in cash from salary or other amounts owed you) the applicable percentage of the value of the Shares on the Distribution Date. If the Company does not choose to do so, you agree to arrange for payment of the withholding taxes and/or confirm that the Company is arranging for appropriate withholding.

Additional Representations from You

If you receive Shares at a time when the Company does not have a current registration statement (generally on Form S-8) under the Act that covers issuance of Shares to you, you must comply with the following before the Company will release the Shares to you. You must:

represent to the Company, in a manner satisfactory to the Company’s counsel, that you are acquiring the Shares for your own account and not with a view to reselling or distributing the Shares; and

agree that you will not sell, transfer, or otherwise dispose of the Shares unless:

a registration statement under the Act is effective at the time of disposition with respect to the Shares you propose to sell, transfer, or otherwise dispose of; or

the Company has received an opinion of counsel or other information and representations it considers satisfactory to the effect that, because of Rule 144 under the Act or otherwise, no registration under the Act is required.

Additional Restriction	You will not receive the Shares if issuing the Shares would violate any applicable federal or state securities laws or other laws or regulations.

No Effect on Service Providing Relationship	Nothing in this Agreement restricts the Company’s rights or those of any of its affiliates to terminate your service on the Company’s Board of Directors or other relationship at any time, with or without cause. The termination of your relationship, whether by the Company or any of its affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under the Plan.

No Effect on Running Business	You understand and agree that the existence of the Unit will not affect in any way the right or power of the Company or its stockholders to make or authorize any adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stock, with preference ahead of or convertible into, or otherwise affecting the Company’s common stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether or not of a similar character to those described above.

Section 409A	[USE FOR THE INITIAL GRANT: The Units and this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code in accordance with the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. The Company makes no representations or warranty and shall have no liability to you or any other person, if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.]

[USE FOR THE ANNUAL GRANT AND ANY GRANTS MADE IN LIEU OF ANNUAL RETAINER AND MEETING FEES: The Units and this Agreement are intended to comply with the requirements of Section 409A of the Internal Revenue Code and this Agreement must be construed consistently with that section. Notwithstanding anything in the Plan or this Agreement to the contrary, if (x) you are a “specified employee” within the meaning of Section 409A at the time of your separation from service (as determined by the Company, by which determination you agree you are bound) and (y) the payment under the Units will result in the imposition of additional tax under Section 409A if paid to you within the six month period following your separation from service, then the payment under such accelerated Units will not be made until the earlier of (i) the date six months and one day following the date of your separation from service or (ii) the 10th day after your date of death, and will be paid within 10 days thereafter. Neither the Company nor you shall have the right to defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. In addition, neither the Company nor you shall have the right to accelerate the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. In any event, the Company makes no representations or warranty and shall have no liability to you or any other person, if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.]

Unsecured Creditor	This Agreement creates a contractual obligation on the part of the Company to make payment under the Units credited to your account at the time provided for in this Agreement. Neither you nor any other party claiming an interest in the compensation hereunder, whether deferred or not, shall have any interest whatsoever in any specific assets of the Company. Your right to receive payments hereunder is that of an unsecured general creditor of Company.

Governing Law	The laws of the State of Delaware will govern all matters relating to this Agreement, without regard to the principles of conflict of laws.

Notices	Any notice you give to the Company must follow the procedures then in effect. If no other procedures apply, you must send your notice in writing by hand or by mail to the office of the Company’s Secretary. If mailed, you should address it to the Company’s Secretary at the Company’s then corporate headquarters, unless the Company directs participants to send notices to another corporate department or to a third party administrator or specifies another method of transmitting notice. The Company and the Administrator will address any notices to you at your office or home address as reflected on the Company’s business records. You and the Company may change the address for notice by like notice to the other, and the Company can also change the address for notice by general announcements to participants.

Plan Governs	Wherever a conflict may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control.

ARBITRON INC.

Date:	By:

ACKNOWLEDGMENT

I acknowledge I received a copy of the Plan. I represent that I have read and am familiar with the Plan’s terms. I accept the Grant subject to all of the terms and provisions of this Agreement and of the Plan under which the Grant is made, as the Plan may be amended in accordance with its terms. I agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator concerning any questions arising under the Plan with respect to the Grant.

Date:

Name:

NO ONE MAY SELL, TRANSFER, OR DISTRIBUTE THE SECURITIES COVERED BY THE GRANT WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATING THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY OR OTHER INFORMATION AND REPRESENTATIONS SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Grant No.

Arbitron Inc.

2008 Equity Compensation Plan

Stock Unit

Exhibit A

Recipient Information:

Name:

Signature:	X

Grant Information:

Units:	Grant Date:

Type of Units:	Restricted Stock Units
Deferred Stock Units

Distribution Date(s) for RSUs	As your RSUs vest in accordance with the Vesting Schedule, your Distribution Date for such vested RSUs will be a date within 30 days after the Vesting Date for such RSUs.

[USE FOR THE INITIAL GRANT: If a Change in Control Event (as defined in the Plan) occurs before the final Distribution Date, full payment for outstanding RSUs will be made in connection with the closing of the Change in Control Event. The payment will be in cash (unless the Board determines otherwise) equal to the value per share of the consideration received in the Change in Control Event multiplied by the number of outstanding RSUs, at which point the RSUs will expire without further obligation to you. The Board will have the authority to value any consideration received in the Change in Control Event to the extent neither cash nor readily marketable securities.]

[USE FOR THE ANNUAL GRANT: If a Change in Control Event (as defined in the Plan) occurs before the Distribution Date and the Change in Control Event also would be an event described in Treas. Reg. Section 1.409A-3(i)(5), all unvested RSUs will accelerate and full payment for outstanding RSUs will be made in connection with the closing of the Change in Control Event. If the Change in Control Event does not comport with that regulation, all unvested RSUs will accelerate as of the closing of the Change in Control Event but full payment for RSUs outstanding as of immediately prior to the closing will not be made until the earlier of the first anniversary of the Grant Date or the date your service with the Company as a director terminates (whether voluntarily or involuntarily). The payment will be in cash (unless the Board determines otherwise) equal to the value per share of the consideration received in the Change in Control Event multiplied by the number of outstanding RSUs, at which point the RSUs will expire without further obligation to you. The Board will have the authority to value any consideration received in the Change in Control Event to the extent neither cash nor readily marketable securities.]

Distribution Date for	Your Distribution Date for all of your vested DSUs will be a date within 30 days

DSUs	after the following (check one):

One (1) year anniversary of the Vesting Date

Three (3) year anniversary of the Vesting Date

Five (5) year anniversary of the Vesting Date

The date you cease to serve as a director of the Company

If a Change in Control Event (as defined in the Plan) occurs before the Distribution Date and the Change in Control Event also would be an event described in Treas. Reg. Section 1.409A-3(i)(5), full payment for any outstanding DSUs will be made in connection with the closing of the Change in Control Event. A Change in Control Event that does not comport with that regulation will not affect the payment timing. The payment will be in cash (unless the Board determines otherwise) equal to the value per share of the consideration received in the Change in Control Event multiplied by the number of outstanding DSUs, at which point the DSUs will expire without further obligation to you. The Board will have the authority to value any consideration received in the Change in Control Event to the extent neither cash nor readily marketable securities.